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                                 EXHIBIT 4(C)





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                             WALL STREET DELI, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                                   As amended

         Wall Street Deli, Inc. desires to provide its employees a program by which they can conveniently acquire shares of the Company's stock on favorable terms. Accordingly, Wall Street Deli, Inc. adopts this employee stock purchase plan effective May 1, 1990, as specified below.

1.       PURPOSE.

         The purpose of the Wall Street Deli, Inc. Employee Stock Purchase Plan is to provide eligible employees of Wall Street Deli, Inc. with the opportunity to acquire shares of common stock of the Company on a payroll deduction basis. The Company believes that employee participation in the ownership of the Company will be to the mutual benefit of both the employees and the Company. The Company intends to have the Plan qualify as an "employee stock purchase plan" under the provisions of Section 423 of the Internal Revenue Code of 1986, and the Plan shall be administered and construed in a manner consistent with such provisions.

2.       DEFINITIONS.

         (a)      "Board" means the Board of Directors of Wall Street Deli, Inc.

         (b)      "Code" means the Internal Revenue Code of 1986, as amended.

         (c) "Committee" means the Committee appointed to administer the Plan as provided in Section 3.

         (d) "Common Stock" or "Stock" means Wall Street Deli, Inc. common stock, par value $.05 per share.

         (e) "Company" means Wall Street Deli, Inc., its subsidiaries and their successors and assigns.

         (f) "Plan" means the Wall Street Deli, Inc. Employee Stock Purchase Plan, as set forth herein.

3.       ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by a Committee composed of three members to be selected from time to time by the Board. The Committee shall have full authority to make and interpret such equitable rules and regulations regarding administration of the plan as it may deem advisable, subject to the terms of the Plan. Its determination as to the interpretation and operation of the Plan shall be final and conclusive.

4.       EMPLOYEES ELIGIBLE TO PARTICIPATE.

         Any employee of the Company who is actively employed by the Company at the Subscription Date is eligible to subscribe for the purchase of shares of Stock under the Plan, except:

         (a) employees who have been employed by the Company less than three months;

         (b) employees whose customary employment is 20 hours or less per week; and

         (c) employees whose customary employment is for not more than five months in any calendar year.

5.       OFFERING PERIODS.

         The Company will make a series of offerings at six-month intervals granting its eligible employees the

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opportunity to subscribe to purchase shares of Stock. Each subsequent offering period shall be for a period of fifteen days. The last business day of each offering period shall be deemed the offering date for such period. In order to purchase shares of Stock offered hereunder, an eligible employee must sign a subscription agreement and any other related documents during the offering period.

6.       PURCHASE PRICE.

         The purchase price per share of Stock at each offering will be 85% of the net purchase price for shares of Common Stock as determined by the Company based on its cost of acquiring Stock for purchase by employees hereunder. The Company will acquire such shares as it will require to satisfy the subscriptions of the employees within a period of time ending not later than two weeks after the offering date for the subscription period. As soon as possible after it has acquired such shares, it will notify the subscribing employees in writing of its determination of the purchase price per share. Notwithstanding the foregoing, in no event will the purchase price be less than 85% of the fair market value of the Stock as of the offering date. The purchase price per share shall be subject to adjustment in accordance with the provisions of Section 17.

7.       STOCK.

         The shares to be sold to eligible employees pursuant to their subscriptions hereunder may, at the election of the Company, be either shares which the Company purchases on the open market for this purpose or treasury shares. The maximum number of shares which shall be made available for sale under the Plan shall be 142,500 shares, subject to adjustment as provided in
Section 17. If the total number of shares subscribed for hereunder exceeds 142,500 as of any offering date, the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform and equitable manner as shall be practicable so that the aggregate number of shares subscribed for will not exceed 142,500.

8.       SUBSCRIPTION LIMITS.

         The minimum number of shares for which an employee will be permitted to subscribe at any one offering is 50. There is no limit on the maximum number of shares except as provided in Section 18.

9.       PAYROLL DEDUCTIONS.

         Concurrently with his execution of a subscription agreement, a subscribing employee shall authorize the Company to make payroll deductions to pay for the shares of Stock he has subscribed for. Payment of the purchase price of such shares shall be made in equal regular installments (not less often than monthly) withheld from the subscribing employee's regular pay during the period of 12 calendar months commencing with the month following that in which the offering period expires. If an employee subscribes for additional shares of Stock in successive offering periods, the amount of his payroll deductions shall be increased accordingly. An employee may prepay the amount due by him in whole or in part at any time.

10.      ACCOUNT; DELIVERY OF SHARES.

         The Company will maintain an account for each employee who purchases shares hereunder showing the number of shares each employee has subscribed to purchase and the number of shares allocated to each employee's account. At least annually (or more often if the Committee deems it appropriate) the Company shall furnish each subscribing employee a statement of his account. Shares of Stock covered by a subscription agreement shall be deemed to have been sold to the employee on the date on which the full purchase price of all shares covered by such agreement has been withheld or paid. After receiving the full purchase price of all such shares, the Company may continue to hold such shares in an employee's account for his benefit and convenience, provided that if an employee makes a written request for delivery of his shares, the Company shall promptly deliver a stock certificate or certificates for such shares to him.

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11.      CANCELLATION OF PARTICIPATION IN THE PLAN.

         Each subscribing employee shall have the right to cancel his subscription agreement at any time prior to payment in full for the shares for which he has subscribed by giving the Company written notice thereof. In that event the Company will refund all money the employee has had withheld or has paid in with respect to the cancelled subscription. Such cancellation will have no effect on any shares of Stock purchased under a previous subscription agreement which are held in his account. Should any installment be due and unpaid for 15 days without satisfactory arrangement for the payment thereof being made within such 15-day period, the subscription agreement shall thereby be automatically terminated and the money previously paid shall be refunded to the employee.

12.      EMPLOYEES' RIGHTS AS SHAREHOLDERS.

         No subscribing employee shall have any rights as a shareholder of the Company until he has made full payment for the shares he has subscribed for. No subscribing employee will be entitled to any cash dividends declared by the Company unless the participant has made full payment for the shares he has subscribed for prior to the ex-dividend date of such declared dividends. Thereafter, he shall have full rights as a shareholder of the Company, but it shall not be necessary for the Company to make actual delivery of a stock certificate to him.

13.      INTEREST.

         No interest will be credited or paid by the Company on any money withheld or paid in hereunder by the participating employees under any circumstances.

14.      RIGHTS NOT TRANSFERABLE.

         No subscribing employee shall have the right to transfer or pledge his rights under the Plan or any subscription agreement entered into pursuant to the Plan other than by will or the laws of descent and distribution.
Such rights are exercisable during his lifetime only by him.

15.      TERMINATION OF EMPLOYMENT.

         Upon termination of employment for any reason whatsoever, including, but not limited to, death or retirement, the subscribing employee, or his personal representative in the event of his death, may elect within 60 days after the happening of such event to pay the entire balance due and receive the shares subscribed for. The failure to make such election within such period will be treated as notice of cancellation and a refund will be paid to such employee or his estate as provided in paragraph 11.

16.      AMENDMENT OR DISCONTINUANCE OF THE PLAN.

         The Board shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that no employee's rights under existing subscription agreements are adversely affected thereby, and provided further that no such amendment of the Plan shall, except as provided in Section 17:

         (a) increase above 30,000 the total number of shares to be offered without approval of the shareholders of the Company; or

         (b) cause the Plan to fail to meet the requirements of an employee stock purchase plan as defined in Section 423 of the Code.

17.      ADJUSTMENT OF SUBSCRIPTIONS.

         In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger,

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consolidation, offerings of rights, or any other change in the structure of the
Common Stock of the Company, the Board may make such adjustments, if any, as it may deem appropriate in the number, kind, and the subscription price of shares available for purchase under the Plan, and in the minimum number of shares which an eligible employee is entitled to purchase.

18.      SHARE OWNERSHIP.

         Notwithstanding anything herein to the contrary:

         (a) No employee shall be permitted to subscribe for any shares under the Plan if such employee, immediately after such subscription, owns shares (including all shares which may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of shares of the Company. For the foregoing purposes, the rules of Section 425(d) of the Code shall apply in determining share ownership.

         (b) No employee shall be allowed to subscribe for any shares under the Plan which permits his rights to purchase shares under all stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the fair market value of such shares (determined at the time the subscription agreement is entered into) for each calendar year in which such right to subscribe is outstanding at any time.

19.      APPROVAL OF SHAREHOLDERS.

         The Plan shall be submitted for approval by the Shareholders of the Company at their next annual meeting. Subscriptions hereunder shall be subject to the condition that the Plan will be so approved. If the Plan is not so approved within the time required by Section 423(b)(2) of the Code, the Plan shall terminate, all subscriptions shall be cancelled, and all persons who shall have subscribed for shares hereunder shall be entitled to the prompt refund in cash of all sums withheld from or paid by them pursuant to the Plan and subscriptions hereunder.

20.      PRONOUNS; HEADINGS.

         Wherever any words are used in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. Headings used herein are for general information only and do not constitute part of the Plan.



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